IMMERSION CORPORATION INSIDER TRADING POLICY

(Amended as of February 2, 2022)

PROCEDURES AND GUIDELINES GOVERNING SECURITIES TRADES BY COMPANY PERSONNEL

I. PURPOSE

It is illegal for any current or former employee, director, independent contractor, agent or consultant of Immersion Corporation (the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any current or former employee or director of the Company to give material nonpublic information to others who may trade on the basis of that information.

In order to comply with the federal and state securities laws governing trading in Company securities while in the possession of material nonpublic information concerning the Company, and tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its current or former employees, officers, directors, independent contractors, agents and consultants, members of their immediate families living in their households, venture capital and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control.

II. SCOPE

A. This policy covers all current and former employees, officers, directors, independent contractors, agents and consultants of the Company, members of their immediate families living in their households and venture capital and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control (collectively referred to herein as “employees, officers and directors”). Employees, officers and directors are responsible for ensuring compliance by members of their immediate families living in their households and entities over which they exercise voting or investment control. This policy applies regardless of whether a person or related person is resident within the United States. Because the federal and state securities laws governing the trading of securities while in the possession of material nonpublic information applies to all individuals, former employees, officers and directors of the Company are strongly advised to comply with this policy for the time periods described in Section VI.B below.

B. This policy applies to any and all transactions, including gifting to others, in the Company’s securities, including its Common Stock and options to purchase Common Stock (as described in more detail in Section VI.D below), and any other type of Company securities, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

C. This policy will be delivered to all employees, officers, directors, independent contractors, agents and consultants upon its adoption by the Company, and to all new employees, officers, directors, independent contractors, agents and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy or any revised versions, each employee, officer, director, independent contractor, agent and consultant must sign an acknowledgment that he, she or it has received a copy and agrees to comply with the terms of this policy. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VIII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that its policy has been violated. Section 16 Parties, as defined below, may be required to certify compliance with this policy on an annual basis.

D. The Company may change these procedures or adopt other procedures in the future as the Company considers appropriate in order to carry out the purposes of this policy.

III. SECTION 16 PARTIES

The Company has designated those persons listed on Exhibit A attached hereto as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), and entities known by the Company to be affiliated or associated with such officers or directors; each party listed on Exhibit A is referred to herein as a “Section 16 Party.” Section 16 Parties must comply with the Section 16 filing requirements described in Section IV.E below and must obtain prior approval of all trades in Company securities from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit A from time to time as necessary to reflect the addition, and, in the case of individuals, the resignation or departure, of Section 16 Parties. Each Section 16 Party will notify the Insider Trading Compliance Officer in writing when such Section 16 Party believes that he, she or it is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16 Party is no longer so subject, or if the Company determines independently that such Section 16 Party is no longer so subject, then such Section 16 Party automatically will be deemed to be removed from ExhibitA effective when it is determined that such Section 16 Party is no longer subject to Section 16 of the Exchange Act. The Company will promptly notify any Section 16 Party in writing if the Company independently determines that such Section 16 Party is no longer legally subject to Section 16 of the ExchangeAct.

In order to assist Section 16 Parties to comply with their Section 16 filing requirements in a timely manner, Section 16 Parties are encouraged to complete the confirming statement attached hereto as Exhibit B.

IV. INSIDER TRADING COMPLIANCEOFFICER

The Company has designated the Company’s Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The ComplianceOfficer will review and either approve or prohibit all proposed trades by Section 16 Parties and all other employees in accordance with the procedures set forth in Section VI.C below, except that with respect to the Compliance Officer, any proposed trades must be approved by the Company’s Audit Committee Chairman. The Compliance Officer may consult with Company counsel. In the absence of the Chief Financial Officer, the General Counsel will have the responsibility to review the trading approval requests.

In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Officer will include the following:

A. Administering and interpreting this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B. Responding to all inquiries relating to this policy and its procedures.

C. Designating and announcing special trading blackout periods during which no employees, officers, directors, independent contractors, agents or consultants may trade in Company securities.

D. Providing copies of this policy and other appropriate materials to all current and new employees, officers and directors, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.

E. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated there under, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G, and any successor forms or schedules thereto. See Exhibit C regarding accelerated Form 4 filing rules, electronic filing and procedures for Section 16 parties.

F. Revising this policy as necessary to reflect changes in federal or state insider trading laws and regulations.

G. Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G, and any successor forms or schedules thereto.

H. Maintaining the accuracy of the list of Section 16 Parties as attached on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Office is unable or unavailable to perform such duties.

V. DEFINITION OF “MATERIAL NONPUBLICINFORMATION”

A. “MATERIAL” INFORMATION

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material.

 Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

 Company projections and strategic plans.

 Potential mergers and acquisitions or the sale of Company assets or subsidiaries.

 New major contracts, licenses, orders, suppliers, customers or finance sources, or the loss thereof.

 Major discoveries or significant changes or developments in products or product lines, research or technologies.

 Significant pricing changes.

 Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

 Significant changes in senior management.

 Actual or threatened major litigation, or the resolution of such litigation.

 Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

B. “NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” after the securities markets have had the opportunity to digest the news. Generally, two full days following publication in TheWall Street Journal (or release to national wire services), is regarded as sufficient for dissemination and interpretation of material information.

C. CONSULT THE COMPLIANCE OFFICER FORGUIDANCE

Any employees, officers or directors who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

VI. STATEMENT OF COMPANY POLICY ANDPROCEDURES

A. PROHIBITED ACTIVITIES

1. No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the employee, officer or director has material nonpublic information, the prohibition still applies.

2. No Section 16 Party or any other employee may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no employee, officer or director may trade in Company securities during any special trading blackout periods designated by the Compliance Officer.

3. No Section 16 Party or any other employee may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.C below.

4. The Compliance Officer may not trade in Company securities unless the trade(s) has been approved by the Company’s Compensation Committee Chairman in accordance with the procedures set forth in Section VI.C below.

5. No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, officer or director for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

6. No employee, officer or directormay give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers and directors should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers and directors from giving trading advice concerning the Company to third parties even when the employees, officers and directors do not possess material nonpublic information about the Company.

7. No employee, officer or director may (a) at any time sell any securities of the Company that are not owned by such employee, officer or director at the time of sale (a “short sale”), (b) buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, (c) use the Company’s securities as collateral in a margin account, or (d) pledge Company securities as collateral for a loan (or modify an existing pledge).

8. No employee, officer or director may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.

9. No employee, officer or director may give or make any other transfer of securities without consideration during a period when that employee, officer or director is not permitted to trade unless the donee or transferee has agreed in writing to hold the securities until the trading window described in Section VI.B below is first open.

10. No venture capital fund or other entity over which an employee, officer or director has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or shareholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or shareholders have agreed in writing to hold the securities until the trading window described in Section VI.B below is first open.

11. Former employees, officers and directors are strongly advised to comply with the restrictions listed in this Section VI.A. above during the time periods described in Section VI.B. below.

B. TRADING WINDOWS AND BLACKOUTPERIODS

1. TradingWindows for Section 16 Parties and All Other Employees. After obtaining approval from the Compliance Officer in accordance with the procedures set forth in Section VI.C below, Section 16 Parties listed on Exhibit A attached hereto may trade in Company securities only during the period beginning after the close of trading two business days following the Company’s widespread public release of quarterly or year-end operating results, and ending at a date as set by the Company’s Compliance Officer, the date to not be later then the 14th day of the third month of the fiscal quarter.

2. Trading Windows for non-Section 16 Parties (All Other Employees). After obtaining approval from the Compliance Officer in accordance with the procedures set forth in Section VI.C below, non-Section 16 Parties (all other employees) may trade in Company securities only during the period beginning after the close of trading two business days following the Company’s widespread public release of quarterly or year-end operating results, and ending at a date as set by the Company’s Compliance Officer, the date to not be later then the 14th day of the third month of the fiscal quarter.

3. No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No employee, officer or director possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the second full trading day following the Company’s widespread public release of the information.

4. No Trading During Blackout Periods. No employee, officer or director may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No employee, officer or director may disclose to any outside third party that a special blackout period has been designated.

5. Former Employees, Officers and Directors. Former employees, officers and directors are strongly advised not to trade in Company securities after leaving service of the Company until such time as the later of (a) the next trading window opens following the termination of such person’s employment by or, in the case of a former director, service to the Company or (b) the time at which any special blackout period that has been initiated prior to the next trading window or that is in effect at the termination of such persons’ employment by or, in the case of a former director, services to the Company has been lifted by the Compliance Officer.

C. PROCEDURES FOR APPROVINGTRADES

1. No Section 16 Party or other employee may trade in Company securities until

a. The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s),

b. The person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that

(i) Such person is not in possession of material nonpublic information concerning the Company and the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and

c. The Compliance Officer has approved the trade(s), and has certified such approval in writing.

2. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested. The Compliance Officer may reject any trading requests at his sole reasonable discretion.

D. EMPLOYEE BENEFIT PLANS

1. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to the Employee Stock Purchase Plan that is used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this policy.

2. Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company. The trading prohibitions and restrictions of this policy do not apply to the acquisition of securities through such exercises by non-Section 16 Parties (all other employees). Section 16 Parties must comply with the Section 16 filing requirements described in Section IV.E above and must obtain prior approval of all such exercises of stock options from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI.C above.

3. Other Employee Benefit Plans. Section 16 Parties shall be prohibited from purchasing, selling, or otherwise acquiring or transferring the Company’s equity securities during any period in which more than fifty percent of the participants in or beneficiaries of a Company-sponsored employee benefit plan (e.g. pension fund or 401(k) plan) are prohibited from trading in the Company’s securities held in such Company-sponsored employee benefit plan.

E. PRIORITY OF STATUTORY OR REGULATORYTRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties, disgorgement of profits by certain Section 16 Parties for misconduct resulting in a restatement of financial reports or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any employee, officer or director who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

VII. SPECIAL GUIDELINES FOR 10B5-1 TRADINGPLANS

Notwithstanding the foregoing, an employee, officer or director will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below.

A. The transaction must be made pursuant to a written plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1. Each Plan must:

a. specify the amount of securities to be purchased or sold and the price (which may be the market price or a limit price) at which and the date on which the securities are to be purchased or sold, or

b. include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold.

2. In any case, then such Planmust prohibit the employee and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

B. Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer, except that with respect to the Compliance Officer, any Plan proposed by the Compliance Officer must be approved by the Company’s Audit Committee Chairman. The Company reserves the right to withhold approval of any Plan that the Compliance Officer determines, in its sole discretion,

1. fails to comply with the Rule, or

2. exposes the Company or the Employee to liability under any other applicable state or federal rule, regulation or law, or

3. creates any appearance of impropriety, or

4. fails to meet the guidelines established by the Company, or

5. otherwise fails to satisfy review by the Compliance Officer for any reason, such failure to be determined in the sole discretion of the Compliance Officer.

C. Any modifications to the Plan or deviations from the Plan without prior approval of the Compliance Officer will result in a failure to comply with the Insider Trading Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer in accordance with Section B above.

D. Each Plan must be established at a time when the trading window is open. The Company recommends that trading begin upon the opening of the next trading window after the trading window in which the Plan was established. Plans established pursuant to the criteria set forth in this Section VII will permit trades pursuant to a Plan during such times that the trading window is closed.

E. Each Plan must provide appropriate mechanisms to ensure that the employee complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the employee. Any Plan established by a Section 16 Party must be publicly disclosed by means of a press release issued by the Company upon establishment of such Plan, unless the foregoing requirement is waived by the Compliance Officer.

F. Each Plan must prohibit trading or otherwise participating in any short sale (including a short sale “against the box”).

G. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Board of Directors of the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

H. Each Plan should be established for a finite duration, with a minimum duration of six (6) months and a maximum duration of eighteen (18) months. The foregoing maximum duration may be extended upon prior approval of the Compliance Officer.

I. All costs and fees associated with the establishment and operation of a Plan shall be the responsibility of the employee, officer or director who is effecting transactions under a Plan. Additionally, such employee, officer or director shall be responsible for ensuring that the Plan and all transactions effected pursuant to the Plan are in compliance with applicable rules and regulations (including but not limited to the filing of Form 144 with the SEC).

None of the Company, the Compliance Officer nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an employee’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the employee or any other party if such Plan fails to comply with the Rule.

VIII. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARYSANCTIONS

A. CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

B. COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law.

It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C. REPORTING OF VIOLATIONS

Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the company should report the violation to the SEC or other appropriate governmental authority.

IX. INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.